EXHIBIT 99



          Analytical Surveys Chief Financial Officer Vince Otto Resigns

     INDIANAPOLIS,  Feb. 7  /PRNewswire/  --  Analytical  Surveys,  Inc.,  (ASI)
(Nasdaq: ANLT), a leading provider of customized data conversion and digital mapping services for geographic information systems (GIS) and related "spatial data" markets, today announced that Vince Otto, chief financial officer, has resigned. Otto joined ASI as CFO in October of last year.

     Sol Miller, chief executive officer, said management is in discussions with candidates for the CFO position and hopes to select Otto's replacement in the near term. "We sincerely appreciate Vince's efforts during what has been a challenging time for the Company. We understand and appreciate his decision to move on, and we wish him well in his future endeavors."

     Miller said ASI's previously announced internal review of its contract cost-of- completion projections is continuing, and added that management has not yet determined when the review will be complete or when the results will be announced.

     Analytical Surveys is an industry leader in providing customized data conversion, digital mapping and consulting services for the spatial data markets. Geospatial data is used for a variety of applications, including the creation of geographic information systems (GIS). A GIS is a high-resolution, large-scale, richly detailed "intelligent map" that allows users to input, update, query, analyze and display detailed information about a geographic area. Geographic information systems are widely used by utilities, state and local governments, federal agencies and commercial businesses to manage massive infrastructures effectively, to improve operating efficiencies and to analyze future demand for facilities. The Company's traditional markets have been utilities and state and local governments. The Company also is expanding its target markets by offering a broad new range of services.

     Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Results may differ materially from the Company's expectations. A number of uncertainties and other factors could cause actual results to differ materially from such forward-looking statements, including, but not limited to, the possibility that the Company will not be awarded contracts in the numbers, for the amounts, or at the time that the Company currently expects, and therefore, that overall contract volume does not increase. The forward-looking statements are also based on assumptions related to the growth of the Company's consulting services, as to which there can be no assurance. A more detailed description of factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.